Exhibit 99.1

AGREEMENT
TO JOINTLY FILE AMENDMENT TO SCHEDULE 13D

The undersigned hereby agree to jointly prepare and file with regulatory authorities an amendment to Schedule 13D and any future amendments thereto reporting each of the undersigned’s ownership of securities of Golden Entertainment, Inc. and hereby affirm that such Amendment to Schedule 13D is being filed on behalf of each of the undersigned.

Date: _February 8__________, 2018

/s/Neil Sell

Neil Sell, Individually, and as Trustee of
The Bradley Berman Irrevocable Trust
The Julie Berman Irrevocable Trust
The Jessie Lynn Berman Irrevocable Trust and
The Amy Berman Irrevocable Trust; and as Sole Trustee of the Theresa Berman 2012 Irrevocable Trust for the Benefit of Lyle A. Berman

/s/ Gary Raimist

Gary Raimist, as Trustee of
The Bradley Berman Irrevocable Trust
The Julie Berman Irrevocable Trust
The Jessie Lynn Berman Irrevocable Trust and
The Amy Berman Irrevocable Trust